                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              United Rentals, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
         (State or Other Jurisdiction of Incorporation or Organization)

                                   06-1522496
                      (I.R.S. Employer Identification No.)

                           Five Greenwich Office Park
                          Greenwich, Connecticut 06830
                                 (203) 622-3131
                    (Address of Principal Executive Offices)

                      United Rentals, Inc. 2001 Stock Plan
                              (Full Title of Plan)

                                Michael J. Nolan
                           Five Greenwich Office Park
                          Greenwich, Connecticut 06830
                     (Name and Address of Agent For Service)

                                 (203) 622-3131
          (Telephone Number, Including Area Code of Agent For Service)

         A copy of all communications, including communications sent to the agent for service, should be sent to:

         Joseph Ehrenreich, Esq.                   Malcolm E. Landau, Esq.
    Ehrenreich Eilenberg & Krause LLP             Weil, Gotshal & Manges LLP
          11 East 44th Street                         767 Fifth Avenue
          New York, NY 10017                         New York, NY 10153
            (212) 986-9700                             (212) 310-8000

                         CALCULATION OF REGISTRATION FEE

                                                                     Proposed
                                                Proposed Maximum     Maximum Aggregate
Title of Securities to     Amount to be         Offering Price       Offering Price         Amount of
be Registered              Registered(1)(2)     Per Share (3)        (3)                    Registration Fee
-----------------------    ----------------     ----------------     -----------------      ----------------
Common Stock, par value    2,000,000             $20.83              $41,660,000            $10,415
  $0.01 per share(3)

     (1) The shares registered are shares issued or to be issued pursuant to the Registrant's 2001 Stock Plan.

     (2) This Registration Statement also registers an indeterminate number of shares of Common Stock which may become issuable pursuant to the antidilution provisions of the plan to which this Registration Statement relates.

     (3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) based upon the average of the high and low sales prices of the Registrant's Common Stock on May 1, 2001, as reported on the New York Stock Exchange Composite Tape.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

                                EXPLANATORY NOTE
                                ----------------

     As permitted by the rules of the Securities and Exchange Commission, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b) promulgated under the Securities Act of 1933, as amended. Such documents are not being filed with the Securities and Exchange Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of such Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents By Reference

     The following documents filed with the Securities and Exchange Commission (the "Commission") by the Registrant, United Rentals, Inc., a Delaware corporation (the "Company"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement:

     . Annual Report on Form 10-K for the year ended December 31, 2000;
     . The following Current Reports on Form 8-K: (1) Report dated January 2,
       2001,(2) Report dated February 28, 2001, (3) Report dated April 13, 2001, and (4) Report dated April 30, 2001;
     . Definitive Proxy Statement on Schedule 14A filed on April 30, 2001;
     . Registration Statement on Form 8-A dated November 27, 1997 (filed on
       December 3, 1997) and Registration Statement on Form 8-A dated August 6, 1998.

     All documents subsequently filed by the Company, or by the plans to which this registration statement relates, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

     The consolidated financial statements of United Rentals, Inc. appearing in United Rentals, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Item 6. Indemnification of Directors and Officers.

     The Certificate of Incorporation (the "Certificate") of the Company provides that a director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the "Delaware Law"), which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is subsequently amended to permit further limitation of the personal liability of directors, the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the Delaware Law as amended.

     The Company, as a Delaware corporation, is empowered by Section 145 of the Delaware Law, subject to the procedures and limitation stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Company has entered into indemnification agreements with its directors and officers. In general, these agreements require the Company to indemnify each of such persons against expenses, judgments, fines, settlements and other liabilities incurred in connection with any proceeding (including a derivative action) to which such person may be made a party by reason of the fact that such person is or was a director, officer or employee of the Company or guaranteed any obligations of the Company, provided that the right of an indemnitee to receive indemnification is subject to the following limitations: (i) an indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and (ii) in the case of a derivative action, an indemnitee is not entitled to indemnification in the event that he is judged in a final non-appealable decision of a court of competent jurisdiction to be liable to the Company due to willful misconduct in the performance of his duties to the Company (unless and only to the extent that the court determines that the indemnitee is fairly and reasonably entitled to indemnification).

     Pursuant to Section 145 of the Delaware Law, the Company has purchased insurance on behalf of its directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

Item 7. Exemption From Registration Claimed.

     The 355,588 shares covered by the resale prospectus included as part of this registration statement were issued without registration under the Securities Act of 1933, as amended, pursuant to the exemption contemplated by
Section 4(2) thereof for transactions not involving a public offering.

Item 8. Exhibits.

        4.1.......  Amended and Restated Certificate of Incorporation of the
                    Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Report on Form 10-Q for the quarter ended
                    June 30, 1998)

        4.2.......  Certificate of Amendment to the Registrant's Certificate of
                    Incorporation dated September 29, 1998

                    (incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-3, No. 333-70151)

         4.3 Form of Certificate of Designation for Series A Perpetual Convertible Preferred Stock (incorporated by reference to
                    Exhibit 4(k) to the Registrant's Registration Statement on Form S-3, No. 333-64463) together with a certificate of amendment thereto (incorporated by reference to exhibit A of the Registrant's Proxy Statement on Schedule 14A dated
                    July 22, 1999)

         4.4 Form of Certificate of Designation for Series B Perpetual Convertible Preferred Stock (incorporated by reference to Exhibit B to the Registrant's Proxy Statement on
                    Schedule 14A dated July 22, 1999)

         4.5....... By-laws of the Registrant (incorporated by reference to
                    Exhibit 3.2 to the Registrant's Report on Form 10-Q for the quarter ended June 30, 1998)

         4.6....... United Rentals, Inc. 2001 Stock Plan*

         5.1....... Opinion of Ehrenreich Eilenberg & Krause LLP*

        23.1....... Consent of Ernst & Young LLP*

        23.2....... Consent of Ehrenreich Eilenberg & Krause LLP (included in
                    Exhibit 5.1)

        24.1....... Power of Attorney (included under the caption "Signatures")

        * Filed herewith.

Item 9. Undertakings

       (a)  The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

       provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                EXPLANATORY NOTE

     The Prospectus that is being filed with this Registration Statement has been prepared in accordance with the requirements of General Instruction C to Form S-8 and Part I of Form S-3, and may be used for reofferings of shares of Common Stock of the Company identified in such Prospectus that constitute "restricted securities" (within the meaning of such General Instruction C).

PROSPECTUS

                              UNITED RENTALS, INC.

                                  Common Stock

                           ---------------------------

     Certain of our security holders may sell, from time to time, up to 355,588 shares of our common stock. These shares were issued to the selling security holders pursuant to our 2001 Stock Plan.

     The selling security holders may sell shares:

     o through the New York Stock Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise;

     o directly to purchasers or through agents, brokers, dealers or underwriters; and

     o at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

     Our common stock is traded on the New York Stock Exchange under the symbol "URI."

     Investing in our securities involves certain risks. See "Risk Factors" beginning on page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is May 7, 2001

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking in nature. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "on-track," "plans" or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of such risks and uncertainties are discussed below under the heading "Risk Factors." We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our company.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus. Any information we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus.

     We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

     o    Annual Report on Form 10-K for the year ended December 31, 2000;

     o The following four Current Reports on Form 8-K: (1) Report dated January 2, 2001, (2) Report dated February 28, 2001, (3) Report dated April 13, 2001, and (4) Report dated April 30, 2001;

     o    Definitive Proxy Statement on Schedule 14A filed on April 30, 2001;

     o Registration Statement on Form 8-A dated November 27, 1997 (filed on December 3, 1997), and Registration Statement on Form 8-A dated August 6, 1998.

     We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to: United Rentals, Inc., Attention:
Corporate Secretary, Five Greenwich Office Park, Greenwich, Connecticut 06830, telephone number: (203) 622-3131.

                              UNITED RENTALS, INC.

     United Rentals is the largest equipment rental company in North America with more than 750 locations in 47 states, seven Canadian provinces and Mexico. We offer for rent over 600 different types of equipment to customers that include construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others. In 2000, we served more than 1.2 million customers and completed over 8.4 million rental transactions.

     We have the largest fleet of rental equipment in the world, with over 500,000 units having an original purchase price of approximately $3.5 billion. Our fleet includes:

     o General construction and industrial equipment, such as backhoes, skid-steer loaders, forklifts, earth moving equipment, material handling equipment, compressors, pumps and generators;

     o    Aerial work platforms, such as scissor lifts and boom lifts;

     o Traffic control equipment, such as barricades, cones, warning lights, message boards and pavement marking systems;

     o Trench safety equipment for below ground work, such as trench shields, aluminum hydraulic shoring systems, slide rails, crossing plates, construction lasers, and line testing equipment;

     o Special event equipment, such as large tents, light towers and power units used for sporting, corporate and other events; and

     o General tools and light equipment, such as power washers, water pumps, heaters and hand tools.

     In addition to renting equipment, we sell used rental equipment, act as a dealer for new equipment, and sell related merchandise, parts and service.

     Our principal executive offices are located at Five Greenwich Office Park, Greenwich, Connecticut 06830, and our telephone number is (203) 622-3131.

Competitive Advantages

     We believe that we benefit from the following competitive advantages:

     Large and Diverse Rental Fleet. Our rental fleet is the largest and most comprehensive in the industry, which allows us to:

     o    attract customers by providing "one-stop" shopping;

     o serve a diverse customer base and reduce our dependence on any particular customer or group of customers; and

     o serve customers that require substantial quantities or wide varieties of equipment.

     Significant Purchasing Power. We purchase large amounts of equipment, merchandise and other items, which enables us to negotiate favorable pricing, warranty and other terms with our vendors. Our purchasing power is further increased by our ongoing efforts to consolidate our vendor base. For example, we reduced the number of our primary equipment suppliers from 111 to 28 in 2000. This reduction allowed us to lower our equipment purchase costs by approximately $150 million in 2000 and should enable us to save additional amounts in 2001. We expect to realize additional savings by consolidating our merchandise suppliers and negotiating more favorable warranty terms with key vendors.

     Operating Efficiencies. We generally group our branches into clusters of 10 to 30 locations that are in the same geographic area. Our information technology systems allow each branch to access all available equipment within a cluster. We believe that our cluster strategy produces significant operating efficiencies by enabling us to: (1) market equipment through all branches within a cluster, (2) cross-market equipment specialties of different branches within each cluster, and (3) reduce costs by consolidating functions that are common to our 755 branches, such as payroll, accounts payable and credit and collection, into 26 credit offices and three service centers. In the first quarter of 2001, approximately 9.8% of our rental revenue was attributable to equipment sharing among branches.

     Geographic and Customer Diversity. We have more than 750 branches in 47 states, seven Canadian provinces and Mexico and served more than 1.2 million customers in 2000. Our customers are diverse, ranging from Fortune 500 companies to small companies and homeowners, and in 2000 our top ten customers accounted for approximately 2% of our revenues. We believe that our geographic and customer diversity provide us with many advantages including: (1) enabling us to better serve National Account customers with multiple locations, (2) helping us achieve favorable resale prices by allowing us to access used equipment resale markets across the country, (3) reducing our dependence on any particular customer and (4) reducing the impact that fluctuations in regional economic conditions have on our overall financial performance.

     Strong and Motivated Branch Management. Each of our branches has a full-time branch manager who is supervised by one of our 64 district managers and nine regional vice presidents. We believe that our managers are among the most knowledgeable and experienced in the industry, and we empower them--within budgetary guidelines--to make day-to-day decisions concerning staffing, pricing, equipment purchasing and other branch matters. Management closely tracks branch, district and regional performance with extensive systems and controls, including performance benchmarks and detailed monthly operating reviews. We promote equipment sharing among branches by linking the compensation of branch managers and other personnel to their branch's financial performance and return on assets.

     Information Technology Systems. Our information technology systems facilitate our ability to make rapid and informed decisions, respond quickly to changing market conditions, and share equipment among branches. These systems allow: (1) management to obtain a wide range of operating and financial data,
(2) branch personnel to access and manage branch level data, such as customer requirements, equipment availability and maintenance histories, and (3) customers to access their accounts online. These systems promote equipment sharing among branches by enabling branch personnel to locate needed equipment within a geographic region, determine its closest location and arrange for delivery to a customer's work site. We have an in-house team of approximately 100 information technology specialists that supports our systems and extends them to new locations.

     National Account Program. Our National Account sales force is dedicated to establishing and expanding relationships with larger companies, particularly those with a national or multi-regional presence. We offer our National Account customers the benefits of a consistent level of service across North America and a single point of contact for all their equipment needs. Our National Account team currently includes 39 professionals serving over 1,400 National Account customers, including more than 200 new accounts added in the first quarter of 2001. We estimate that our revenues from National Account customers will increase to approximately $350.0 million in 2001 from $245.0 million in 2000.

     Risk Management and Safety Programs. We place great emphasis on risk reduction and safety and believe that we have one of the most comprehensive risk management and safety programs in the industry. Our risk management department is staffed by 43 experienced professionals and is responsible for implementing our safety programs and procedures, developing our employee and customer training programs, and managing any claims against us.

Industry Background

     The U.S. equipment rental industry has grown from approximately $6.5 billion in annual rental revenues in 1990 to over $25 billion in 2000, representing a compound annual growth rate of approximately 14.5%. This information is based on data provided by Manfredi & Associates, Inc., a leading industry consultant. We believe that the principal driver of growth in the equipment rental industry, in addition to general economic expansion, has been the increasing recognition by equipment users of the many advantages that equipment rental may offer compared with ownership. They recognize that by renting they can:

     o    avoid the large capital investment required for equipment purchases;

     o access a broad selection of equipment and select the equipment best suited for each particular job;

     o    reduce storage and maintenance costs; and

     o    access the latest technology without investing in new equipment.

     While the construction industry has to date been the principal user of rental equipment, industrial companies, utilities and others are increasingly using rental equipment for plant maintenance, plant turnarounds and other functions requiring the periodic use of equipment. The market for rental equipment is also benefiting from increased government funding for infrastructure projects, such as funding under the U.S. Transportation Equity Act for the 21st Century ("TEA-21") and the Aviation Investment and Reform Act for the 21st Century ("AIR-21"). TEA-21 earmarks $175 billion for highway construction and $42 billion for transit spending over the 1998-2003 fiscal period, a 40% increase over the prior six-year period. AIR-21 provides for $40 billion in construction spending over three years to support the FAA's airport improvement programs.

                                  RISK FACTORS

     In addition to the other information in this document, you should carefully consider the following factors before making an investment decision.

Sensitivity to Changes in Construction and Industrial Activities

     Our equipment is principally used in connection with construction and industrial activities. Consequently, a downturn in construction or industrial activity may lead to a decrease in the demand for our equipment, or depress rental rates and the sales prices for the equipment we sell. We have identified below certain of the factors which may cause such a downturn, either temporarily or long-term:

     o the recent slow-down of the economy worsens or continues over the long-term;

     o    an increase in interest rates; or

     o adverse weather conditions which may temporarily affect a particular region.

     In addition, demand for our traffic control equipment may not reach projected levels in the event that funding for highway and other construction projects under government programs, such as the Transportation Equity Act for the 21st Century ("TEA-21") or the Aviation Investment and Reform Act for the 21st Century ("AIR-21"), does not reach expected levels.

Fluctuations of Operating Results

     We expect that our revenues and operating results may fluctuate from quarter to quarter or over the longer term due to a number of factors, including:

     o seasonal rental patterns of our customers--with rental activity tending to be lower in the winter;

     o our recent acquisition of businesses that specialize in renting traffic control equipment, which tend to operate at a loss during the first quarter;

     o the timing of expenditures for new equipment and the disposition of used equipment;

     o changes in demand for our equipment or the prices therefor due to changes in economic conditions, competition or other factors;

     o    changes in the interest rates applicable to our floating rate debt;

     o if we determine that a potential acquisition will not be consummated, the need to charge against earnings any expenditures relating to such transaction (such as financing commitment fees, merger and acquisition advisory fees and professional fees)previously capitalized; and

     o the possible need, from time to time, to take other write-offs or special charges due to a variety of occurrences, such as store consolidations or closings or the refinancing of existing indebtedness.

Dependence on Additional Capital

     We may require additional capital for, among other purposes, purchasing rental equipment, completing acquisitions, establishing new rental locations, and refinancing existing indebtedness. If the cash that we generate from our business, together with cash that we may borrow under our credit facility, is not sufficient to fund our capital requirements, we will require additional debt and/or equity financing. We cannot, however, be certain that any additional financing will be available or, if available, will be available on terms that are satisfactory to us. If we are unable to obtain sufficient additional capital in the future, our business could be adversely affected.

Certain Risks Relating to Acquisitions

     The making of acquisitions entails certain risks, including:

     o unrecorded liabilities of acquired companies that we fail to discover during our due diligence investigations;

     o difficulty in assimilating the operations and personnel of the acquired company with our existing operations;

     o    loss of key employees of the acquired company; and

     o difficulty maintaining uniform standards, controls, procedures and policies.

Dependence on Management

     We are highly dependent upon our senior management team. Consequently, our business could be adversely affected in the event that we lose the services of any member of senior management. We do not maintain "key man" life insurance with respect to members of senior management.

Competition

     The equipment rental industry is highly fragmented and competitive. Our competitors primarily include small, independent businesses with one or two rental locations; regional competitors which operate in one or more states; public companies or divisions of public companies; and equipment vendors and dealers who both sell and rent equipment directly to customers. We may in the future encounter increased competition from our existing competitors or from new companies. In addition, certain equipment manufacturers may commence or increase their existing efforts relating to renting and selling equipment directly to our customers or potential customers.

Liability and Insurance

     We are exposed to various possible claims relating to our business. These possible claims include those relating to (1) personal injury or death caused by equipment rented or sold by us, (2) motor vehicle accidents involving our delivery and service personnel and (3) employment related claims. We carry a broad range of insurance for the protection of our assets and operations. However, such insurance may not fully protect us for a number of reasons, including:

     o our coverage is subject to a deductible of $1 million and limited to a maximum of $98 million per occurrence;

     o we do not maintain coverage for environmental liability (other than legally required fuel storage tank coverage), since we believe that the cost for such coverage is high relative to the benefit that it provides; and

     o certain types of claims, such as claims for punitive damages or for damages arising from intentional misconduct, which are often alleged in third party lawsuits, might not be covered by our insurance.

     We cannot be certain that insurance will continue to be available to us on economically reasonable terms, if at all.

Environmental and Safety Regulations

     Our operations are subject to numerous laws governing environmental protection and occupational health and safety matters. These laws regulate such issues as wastewater, stormwater, solid and hazardous wastes and materials, and air quality. Under these laws, we may be liable for, among other things, (1) the costs of investigating and remediating contamination at our sites as well as sites to which we sent hazardous wastes for disposal or treatment regardless of fault and (2) fines and penalties for non-compliance. Our operations generally do not raise significant environmental risks, but we use hazardous materials to clean and maintain equipment, dispose of solid and hazardous waste and wastewater from equipment washing, and store and dispense petroleum products from underground and above-ground storage tanks located at certain of our locations.

     Based on the conditions currently known to us, we do not believe that any pending or likely remediation and compliance costs will have a material adverse effect on our business. We cannot be certain, however, as to the potential financial impact on our business if new adverse environmental conditions are discovered or environmental and safety requirements become more stringent. If we are required to incur environmental compliance or remediation costs that are not currently anticipated by us, our business could be adversely affected depending on the magnitude of the cost.

Risks Related to International Operations

     Our operations outside the United States are subject to risks normally associated with international operations. These include the need to convert currencies, which could result in a gain or loss depending on fluctuations in exchange rates, and the need to comply with foreign laws.

Dependence on Information Technology Systems

     Our ability to monitor and control our operations depends to a large extent on the proper functioning of our information technology systems. Any disruption in these systems or the failure of these systems to operate as expected could, depending on the magnitude and duration of the problem, adversely affect our business.

Labor Matters

     Certain of our employees are represented by unions and covered by collective bargaining agreements. If we should experience a prolonged labor dispute involving a significant number of our employees, our business could be adversely affected.

Restrictive Covenants

     We are subject to various restrictive financial and operating covenants under the agreements governing our indebtedness. These covenants limit or prohibit, among other things, our ability to incur indebtedness, make prepayments of certain indebtedness, make investments, create liens, make acquisitions, sell assets and engage in mergers and acquisitions. These covenants could adversely affect our business by significantly limiting our operating and financial flexibility.

                                 USE OF PROCEEDS

     The shares covered by this prospectus are being offered by certain selling security holders and not by our company. Consequently, our company will not receive any proceeds from the sale of these shares.

                            SELLING SECURITY HOLDERS

     We have issued an aggregate of 355,588 shares of our common stock to 93 of our employees pursuant to our 2001 Stock Plan. These employees may, from time to time, sell some or all of these shares as described below under "Plan of Distibution."

                              PLAN OF DISTRIBUTION

     The selling security holders may sell shares:

     o through the New York Stock Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise;

     o directly to purchasers or through agents, brokers, dealers or underwriters; and

     o at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

     If a selling security holder sells shares through agents, brokers, dealers or underwriters, such agents, brokers, dealers or underwriters may receive compensation in the form of discounts, commissions or concessions. Such compensation may be greater than customary compensation.

     To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

                                  LEGAL MATTERS

     Certain legal matters relating to the shares of common stock that may be offered pursuant to this prospectus will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York, and Ehrenreich Eilenberg & Krause LLP, New York, New York.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                   SIGNATURES

     Pursuant to the requirements of Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwich, Connecticut, on the 3rd day of May 2001.

                                  United Rentals, Inc.

                                  By:/s/ MICHAEL J. NOLAN
                                     ------------------------------
                                     Michael J. Nolan
                                     Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated. Each person whose signature appears below hereby authorizes Bradley S. Jacobs, John N. Milne and Michael J. Nolan and each with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Bradley S. Jacobs, John N. Milne and Michael J. Nolan, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

     Bradley S. Jacobs

     /s/ BRADLEY S. JACOBS
     ---------------------------
     Bradley S. Jacobs
     Chairman, Chief Executive Officer and Director
      (Principal Executive Officer)
     May 3, 2001

     Wayland R. Hicks

     /s/ WAYLAND R. HICKS
     --------------------------
     Wayland R. Hicks, Director
     May 3, 2001

     John N. Milne

     /s/ JOHN N. MILNE
     --------------------------
     John N. Milne, Director
     May 3, 2001

     Leon D. Black


     --------------------------
     Leon D. Black, Director

     Richard D. Colburn

     /s/ RICHARD D. COLBURN
     --------------------------
     Richard D. Colburn, Director
     May 3, 2001

     Ronald M. DeFeo

     /s/ RONALD M. DEFEO
     --------------------------
     Ronald M. DeFeo, Director
     May 3, 2001

     Michael S. Gross

     /s/ MICHAEL S. GROSS
     --------------------------
     Michael S. Gross, Director
     May 3, 2001

     Richard J. Heckmann

     /s/ RICHARD J. HECKMANN
     --------------------------
     Richard J. Heckmann, Director
     May 3, 2001

     John S. McKinney

     /s/ JOHN S. MCKINNEY
     --------------------------
     John S. McKinney, Director
     May 3, 2001

     Gerald Tsai, Jr.

     /s/ GERALD TSAI, JR.
     --------------------------
     Gerald Tsai, Jr., Director
     May 3, 2001

     Christian M. Weyer

     /s/ CHRISTIAN M. WEYER
     --------------------------
     Christian M. Weyer, Director
     May 3, 2001

     Michael J. Nolan

     /s/ MICHAEL J. NOLAN
     ---------------------------
     Michael J. Nolan, Chief Financial Officer
     (Principal Financial Officer and Principal Accounting Officer)
     May 3, 2001